Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of September 1, 2015 (the “Effective Date”), by and between Livongo Health, Inc., a Delaware corporation (“Company”), and Jennifer Schneider, an individual resident in the State of California (“Executive”).

RECITALS

WHEREAS, Company desires to employ Executive as the Chief Medical Officer of Company as of the Effective Date, subject to the terms and conditions of this Agreement;

WHEREAS, Executive desires to be employed by Company in the aforesaid capacity, subject to the terms and conditions of this Agreement;

WHEREAS, the Company and the Executive have entered into, or intend to enter into, a Stock Option Agreement in substantially the form attached hereto as Exhibit A (the “Stock Option Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, effective as of the Effective Date:

AGREEMENT

1. Employment.

Company hereby agrees to employ Executive, and Executive hereby accepts employment, as Chief Medical Officer of Company, pursuant to the terms of this Agreement. Executive shall have the duties and responsibilities and perform such administrative and managerial services customary to the position of Chief Medical Officer or as are set forth in the bylaws of Company (the “Bylaws”) or as shall be reasonably delegated or assigned to Executive by the Chief Executive Officer of Company from time to time. Executive shall report directly to the Chief Executive Officer. Executive shall devote a substantial portion of her business time to her responsibilities hereunder; provided that Executive shall be entitled to devote time to outside boards of directors, outside business activities, personal investments, civic and charitable activities, and personal education and development so long as such activities do not create a conflict with Executive’s employment hereunder or materially interfere with the performance of Executive’s duties. Executive will be based at the Company’s offices located in Mountain View, California, however the parties acknowledge that she may work from her home office for a material portion of the week.

2. Effective Date and Term.

The parties acknowledge that Executive’s employment relationship with the Company is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause. The provisions in Section 4.5 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status. The period from the commencement of Executive’s employment by the Company on the Effective Date until the time that the Executive’s employment relationship is terminated by either Executive or the Company is referred to herein as the “Employment Period”.

3. Compensation and Benefits.

In consideration for the services Executive shall render under this Agreement, Company shall provide or cause to be provided to Executive the following compensation and benefits;

3.1 Base Salary. During the Employment Period, Company shall pay to Executive an annual base salary at a rate of $275,000 per annum, subject to all required federal and state withholding taxes, which base salary shall be payable in accordance with Company’s normal payroll practices and procedures (but no less frequently than monthly). Executive’s base salary shall be reviewed annually prior to the beginning of each fiscal year of Company during the Employment Period by the Chief Executive Officer, and may be increased based on Executive’s performance during the preceding Fiscal Year. For purposes of this Agreement, the term “Fiscal Year” shall mean the fiscal year of Company. Executive’s base salary, as such base salary may be increased hereunder, is hereinafter referred to as the “Base Salary.”

3.2 Performance Bonus. During each Fiscal Year during the Employment Period, Executive shall be eligible to receive cash bonuses in accordance with this Section 3.2 (each a “Performance Bonus”). Payment of any Performance Bonus will be determined by the CEO of the Company, based upon criteria selected by the CEO of the Company, subject to the sole discretion of the Board of Directors of the Company (the “Board”) or a committee of the Board. Executive’s target Performance Bonus shall be fifty percent (50%) of her Base Salary (the “Target Performance Bonus”). No portion of the Performance Bonus is guaranteed, however, if awarded, the Performance Bonus shall be paid at the same time as similar bonuses are paid to other senior executives.

3.3 Benefits. During the Employment Period and as otherwise provided hereunder, Executive shall be entitled to the following:

3.3.1 Vacation. Executive shall be entitled to three (3) weeks per Fiscal Year of vacation, such vacation not to be cumulative (i.e., vacation not taken in any Fiscal Year shall not be carried forward and used in any subsequent Fiscal Year).

3.3.2 Participation in Benefit Plans. Executive shall be entitled to health and/or dental benefits, including immediate coverage for Executive and her eligible dependents, which are generally available to Company’s senior executive employees and as provided by Company in accordance with its group health insurance plan coverage. In addition, Executive shall be entitled to participate in any profit sharing plan, retirement plan, group life insurance plan or other insurance plan or medical expense plan maintained by Company for its senior executives generally, in accordance with the general eligibility criteria therein.

3.3.3 Perquisites. Executive shall be entitled to such other benefits and perquisites that are generally available to Company’s senior executive employees and as provided in accordance with Company’s plans, practices, policies and programs for senior executive employees of Company. Executive will be provided, at the Company’s expense, transportation to and from the Mountain View office to her home on days she travels to the office.

3.3.4 Indemnification. To the fullest extent permissible under applicable law, Executive shall be entitled to indemnification (including immediate advancement of all legal fees with respect to any claim for indemnification) and director and officers’ insurance coverage, to the extent made available to other directors and senior executives, in accordance with the certificate of incorporation or Bylaws and all other applicable policies and procedures of Company for expenses incurred or damages paid or payable by Executive with respect to a claim against Executive based on actions or inactions by Executive in her capacity as a senior executive or director of Company.

3.4 Expenses. Company shall reimburse Executive for proper and necessary expenses incurred by Executive in the performance of her duties under this Agreement from time to time upon Executive’s submission to Company of invoices of such expenses in reasonable detail and subject to all standard policies and procedures of Company with respect to such expenses.

3.5 Equity Interests. Executive shall be entitled to the following:

3.5.1 Option Grant. Company has heretofore granted, or within thirty (30) days following the Effective Date will grant, to Executive, the option to purchase shares of the common stock, par value $0,001 per share, of the Company, as set forth in the Stock Option Agreement (the “ Option”). The Option shall be issued at an exercise price equal to 100% of the fair market value of the Company common stock on the date of grant, which shall be determined by an independent third party valuation in accordance with the regulations promulgated under Section 409A of the of the Internal Revenue Code of 1986, as amended (“Code”).

3.5.2 Equity-Based Awards. Executive also shall be eligible to participate in any applicable equity-based bonus, option or similar plan implemented by Company and generally available to its senior executive employees. The amount of any awards made thereunder shall be in the sole discretion of the Board or a committee of the Board.

4. Termination of the Services.

Executive’s employment hereunder and the Employment Period may be terminated at any time as follows (the effective date of such termination hereinafter referred to as the “Termination Date”).

4.1 Termination upon Death or Disability of Executive.

4.1.1 Executive’s employment hereunder and the Employment Period shall terminate immediately upon the death of Executive. In such event, all rights of Executive and/or Executive’s estate (or named beneficiary) shall cease except for the right to receive payment of the amounts set forth in Section 4.5.3 of the Agreement.

4.1.2 Company may terminate Executive’s employment hereunder and the Employment Period upon the disability of Executive. For purposes of this Agreement, Executive shall be deemed to be “disabled” if Executive suffers any physical or mental incapacity that renders her unable to engage in any substantial gainful activity by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by Company in good faith. In the event of a dispute as to whether Executive is disabled, Company may refer Executive to a licensed practicing physician who is mutually acceptable to Executive and Company, and Executive agrees to submit to such tests and examination as such physician shall deem appropriate to determine Executive’s capacity to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. In such event, the parties hereby agree that the decision of such physician as to the disability of Executive shall be final and binding on the parties. Any termination of the Employment Period under this Section 4.1.2 shall be effected without any adverse effect on Executive’s rights to receive benefits under any disability policy of Company, but shall not be treated as a termination without Cause.

4.2 Termination by Company for Cause. Company may terminate Executive’s employment hereunder and the Employment Period for Cause (as defined herein) upon written notice to Executive, which termination shall be effective on the date specified by Company in such notice. For purposes of this Agreement, the term “Cause” shall mean:

4.2.1 the willful failure, disregard or refusal by Executive to perform her duties and obligations hereunder (other than any such failure resulting from the disability of Executive), which, to the extent it is curable by Executive, is not cured within thirty (30) days after written notice thereof is given to Executive by the Company;

4.2.2 Executive’s conviction (or entry of a nolo contendere plea) of a crime or offense (i) constituting a felony or involving fraud or moral turpitude or (ii) involving the property of Company that results in a material loss to Company; provided that, in the event that Executive is arrested or indicted for such a crime or offense, then Company may, at its option, place Executive on paid leave of absence, pending the final outcome of such arrest or indictment;

4.2.3 any act of fraud or embezzlement with respect to Company or its business relations, or Executive’s violation of any law, which act or violation in the reasonable judgment of the Chief Executive Officer is materially and demonstrably injurious to the operations or financial condition of Company;

4.2.4 Executive’s material breach of any agreement with Company, which, to the extent it is curable by Executive, is not cured within thirty (30) days after written notice thereof is given to Executive by the Company; or

4.2.5 Executive’s willful failure or refusal to follow the Chief Executive Officer’s reasonable and lawful instructions consistent with this Agreement, which, to the extent it is curable by Executive, is not cured within thirty (30) days after written notice thereof is given to Executive by the Company; provided, however, that no act or failure to act on Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that her action or omission was in the best interests of the Company.

4.3 Termination without Cause; Termination by Executive without Good Reason. Executive may terminate her employment and the Employment Period at any time for any reason upon thirty (30) days’ prior written notice to Company. Company may terminate Executive’s employment and the Employment Period without Cause, upon thirty (30) days’ prior written notice to Executive. Upon termination of Executive’s employment with Company for any reason, Executive shall be deemed to have resigned from all positions with the other members of Company and its subsidiaries and the Board (provided that any such deemed resignations shall not affect Executive’s entitlement (if any) to severance pay and benefits hereunder).

4.4 Termination by Executive for Good Reason.

4.4.1 Executive may terminate Executive’s employment and the Employment Period, in accordance with the process set forth below for Good Reason. For purposes of this Agreement “Good Reason” shall mean the occurrence of any of the following after the Effective Date:

(i) a failure of Company to meet its obligations in any material respect under this Agreement, including, without limitation, (x) a reduction in the Base Salary or Target Performance Bonus percentage without Executive’s written consent or (y) any failure to pay the Base Salary or earned and owed Performance Bonus (other than, in the case of clause (y), the inadvertent failure to pay a de minimis amount of the Base Salary or earned and owed Performance Bonus, which payment is immediately made by Company upon notice from Executive); or

(ii) a material diminution in or other substantial adverse alteration in the nature or scope of Executive’s authority, duties and responsibilities with Company set forth in this Agreement, including without limitation any requirement that Executive report to any person or entity other than the Chief Executive Officer; or

(iii) Executive has been asked to relocate her principal place of business to a location that is more than thirty (30) miles from Company’s offices located in Mountain View, California.

4.4.2 Upon the occurrence of an event constituting Good Reason, Executive shall have the right to terminate her employment hereunder and receive the benefits set forth in Section 4.5 below, upon delivery of written notice to Company no later than the close of business on the sixtieth (60th) day following the date of the first occurrence of the event or condition that would constitute Good Reason; provided, however, that such termination shall not be effective before the expiration of thirty (30) days after receipt by Company of such written notice (the “Cure Period”) if Company has not cured such Good Reason within the Cure Period. If Company so effects a cure, the Good Reason notice shall be deemed rescinded and of no force or effect. Executive must terminate employment as a result of a Good Reason no later than thirty (30) days after the lapse of the Cure Period, and the effective date of a Good Reason termination shall be the date of Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)).

4.5 Rights upon Termination. Upon termination of Executive’s employment and the Employment Period, the following shall apply:

4.5.1 Termination by Company Without Cause or for Good Reason. If Company terminates Executive’s employment and the Employment Period without Cause, or if Executive terminates Executive’s employment and the Employment Period for Good Reason, Executive shall be entitled to receive payment of the Accrued Amounts in lump sum form no later than ten (10) days after the Termination Date. The term “Accrued Amounts” means (A) any Base Salary amounts that have accrued but have not been paid as of the Termination Date, (B) any earned and declared but unpaid Performance Bonus with respect to the Fiscal Year preceding the Fiscal Year in which the Termination Date occurs and (C) any accrued but unused vacation, reimbursement for any expense reimbursable under this Agreement, and any vested benefits (including vested rights in Company equity, subject to the terms of the Option Agreement) payable to Executive hereunder accrued through the Termination Date. In addition, subject to Section 4.7 below, Company shall, subject to Section 7.14, be obligated to pay Executive (or provide Executive with), as severance, an amount equal to one-half (0.5) of Executive’s Base Salary, payable in six (6) equal monthly installments commencing on the date the Release (as defined in Section 4.7) becomes irrevocable (but subject to Section 7.14), such amount to be payable regardless of whether Executive obtains other employment and is compensated therefor (but only so long as Executive is not in violation of Section 5 hereof).

4.5.2 Termination With Cause by Company or Without Good Reason by Executive. If Company terminates Executive’s employment and the Employment Period with Cause, or if Executive terminates Executive’s employment and the Employment Period other than as a result of a Good Reason, Company shall, subject to Section 7.14, be obligated to pay Executive the Accrued Amounts in lump sum form no later than ten (10) days after the Termination Date.

4.5.3 Termination Upon Death or Disability. If Executive’s employment and the Employment Period are terminated because of the death or disability of Executive, Company shall, subject to Section 7.14, be obligated to pay Executive or, if applicable, Executive’s estate, the Accrued Amounts in lump sum form no later than ten (10) days after the Termination Date.

4.6 Effect of Notice of Termination. Any notice of termination by Company, whether for Cause or without Cause, may specify that, during the notice period, Executive need not attend to any business on behalf of Company.

4.7 Requirement of a Release; Exclusivity of Severance Payments under this Agreement. As a condition to the receipt of the severance payments to be provided to Executive pursuant to Section 4.5.1 upon termination of Executive’s employment, Executive shall (i) execute and deliver to Company a general release of employment claims against Company and its affiliates in a form reasonably satisfactory to Company (the “Release”) within forty-five (45) days following the Termination Date (provided that Executive shall not be required to release any rights to severance payments and termination benefits under Section 4 of this

Agreement, any vested rights to compensation or benefits which Executive may have as of the Termination Date or any indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive or any rights under any director and officer liability insurance policy maintained by Company for the benefit of Executive) and (ii) continue to comply with the restrictive covenants set forth in the Employee Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit B (the “Restrictive Covenant Agreement”). In the event Executive breaches any material provision of the Restrictive Covenant Agreement, all severance payments and termination benefits under this Section 4 shall cease immediately and Executive shall forfeit her right to any future severance payments. In addition, the severance payments and termination benefits to be provided to Executive pursuant to this Section 4 upon termination of Executive’s employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to Executive upon a termination of employment and shall be in lieu of any other such payments under any severance plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by Company or any of its affiliates, other than payments to Executive related to any future retention or incentive plan, or under any indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive or under any director and officer liability insurance policy maintained by Company for the benefit of Executive.

5. Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement.

Executive expressly acknowledges and agrees that, as a condition to Executive’s employment with Company pursuant to this Agreement, Executive shall execute the Employee Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit B and comply with the provisions thereof.

6. No Set-Off or Mitigation.

Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as otherwise provided herein, such amounts shall not be reduced whether or not Executive obtains other employment.

7. Miscellaneous.

7.1 Valid Obligation. This Agreement has been duly authorized, executed and delivered by Company and has been duly executed and delivered by Executive and is a legal, valid and binding obligation of Company and of Executive, enforceable in accordance with its terms.

7.2 No Conflicts. Executive represents and warrants that the performance by her of her duties hereunder will not violate, conflict with, or result in a breach of any provision of, any agreement to which she is a party.

7.3 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of California, without reference to California’s choice of law statutes or decisions.

7.4 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other provision. In the event any clause of this Agreement is deemed to be invalid, the parties shall endeavor to modify that clause in a manner which carries out the intent of the parities in executing this Agreement.

7.5 No Waiver. The waiver of a breach of any provision of this Agreement by any party shall not be deemed or held to be a continuing waiver of such breach or a waiver of any subsequent breach of any provision of this Agreement or as nullifying the effectiveness of such provision, unless agreed to in writing by the parties.

7.6 Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or by commercial overnight delivery service, to the parties at the addresses set forth below:

To Company:	Livongo Health, Inc.
c/o 7Wire Ventures
444 N. Michigan Avenue, Ste. 2880
Chicago IL 60611
Telephone:
Attention: Company Secretary or General Counsel

To Executive:	At the address most
recently contained in Company’s records

Notices shall be deemed given upon the earliest to occur of (i) receipt by the party to whom such notice is directed, if hand delivered or (ii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

7.7 Assignment of Agreement. This Agreement shall be binding upon and inure to the benefit of Executive and Company, their respective successors and permitted assigns and Executive’s heirs and personal representatives. Neither party may assign any rights or obligations hereunder to any person or entity without the prior written consent of the other party. This Agreement shall be personal to Executive for all purposes.

7.8 Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement contains the entire understanding between the parties, and there are no other agreements or understandings between the parties with respect to Executive’s employment by Company and her obligations thereto other than Executive’s indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive and Executive’s rights under any equity incentive plans or bonus plans of Company. Executive acknowledges that she is not relying upon any representations or warranties concerning her employment by Company except as expressly set forth herein. No amendment or modification to the Agreement shall be valid except by a subsequent written instrument that (i) explicitly states the intent of both parties hereto to supplement the terms herein and (ii) is signed by both parties hereto.

7.9 Dispute Resolution and Arbitration. The following procedures shall be used in the resolution of disputes:

7.9.1 Dispute. In the event of any dispute or disagreement between the parties under this Agreement, the disputing party shall provide written notice to the other party that such dispute exists. The parties will then make a good faith effort to resolve the dispute or disagreement. If the dispute is not resolved upon the expiration of fifteen (15) days from the date a party receives such notice of dispute, the entire matter shall then be submitted to arbitration as set forth in Section 7.9.2.

7.9.2 Arbitration. If the dispute or disagreement between the parties has not been resolved in accordance with the provisions of Section 7.9.1 above, then, except for disputes relating to the Restrictive Covenant Agreement described in Section 5, any such controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration to be held in Santa Clara County, California, in accordance with the rules of the American Arbitration Association then in effect. Any decision rendered herein shall be final and binding on each of the parties and judgment may be entered thereon in the appropriate state or federal court. The arbitrators shall be bound to strict interpretation and observation of the terms of this Agreement.

7.10 Survival. For avoidance of doubt, the provisions of Sections 4.5, 4.7, 5, 6 and 7 of this Agreement shall survive the expiration or earlier termination of the Employment Period.

7.11 Headings. Section headings used in this Agreement are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

7.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

7.13 Taxes. Executive shall be solely responsible for taxes imposed on Executive by reason of any compensation and benefits provided under this Agreement and all such compensation and benefits shall be subject to applicable withholding.

7.14 Section 409A of the Code. It is intended that this Agreement will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with

Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure by the Company in good faith to act, pursuant to this Section 7.14, shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A.

In addition, notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of her “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (the “Delayed Payments”), such payment shall not be made prior to the earlier of (i) the expiration of the six (6) month period measured from the date of her “separation from service” and (ii) the date of her death. Any payments due under this Agreement other than the Delayed Payments shall be paid in accordance with the normal payment dates specified herein. In no case will the delay of any of the Delayed Payments by Company constitute a breach of Company’s obligations under this Agreement. For the provision of payments and benefits under this Agreement upon termination of employment, reference to Executive’s “termination of employment” (and corollary terms) with Company shall be construed to refer to Executive’s “separation from service” from Company (as determined under Treas. Reg. Section 1.409A-1(h) with the work threshold of less than fifty percent (50%) of the prior level of services, as uniformly applied by Company) in tandem with Executive’s termination of employment with Company. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

In addition, to the extent that any reimbursement or in-kind benefit under this Agreement or under any other reimbursement or in-kind benefit plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (iii) subject to any shorter time periods provided herein, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

If the sixty (60)-day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”), then any severance payments contingent upon the Release and that would otherwise occur during the portion of the Crossover 60-Day Period that falls within the first year will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.

[Signatures continued on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written, to be effective at the Effective Date.

EXECUTIVE

/s/ Jennifer Schneider
Jennifer Schneider

LIVONGO HEALTH, INC.

By:	/s/ Sarah O’ Brien
Name:	Sarah O’ Brien

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered by and between Livongo Health, Inc., a Delaware corporation (the “Company”) and Jennifer Schneider (the “Executive”), as of the latter of Company or Executive’s execution below (the “Effective Date”).

RECITALS

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of September 1, 2015 (the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend the Employment Agreement in accordance with this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, effective as of the Effective Date:

AGREEMENT

1.    Incorporation of the Employment Agreement. All capitalized terms which are not defined hereunder shall have the same meanings as set forth in the Employment Agreement, and the Employment Agreement, to the extent not inconsistent with this Amendment, is incorporated herein by this reference as though the same were set forth in its entirety. To the extent any terms and provisions of the Employment Agreement are inconsistent with the amendments set forth in Section 2 below, such terms and provisions shall be deemed superseded hereby. Except as specifically set forth herein, the Employment Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.

2.    Amendment of the Employment Agreement

(a) Section 4.5.1 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“4.5.1 Termination by Company Without Cause or for Good Reason. If Company terminates Executive’s employment and the Employment Period without Cause, or if Executive terminates Executive’s employment and the Employment Period for Good Reason, Executive shall be entitled to receive payment of the Accrued Amounts in a lump sum form no later than ten (10) days after the Termination Date. The term ‘Accrued Amounts’ means (A) any Base Salary amounts that have been accrued but have not yet been paid as of the Termination Date, (B) any earned but unpaid Performance Bonus with respect to the Fiscal Year preceding the Fiscal Year in which the Termination Date occurs, calculated at a comparable percentage as other similarly situated executives if unpaid Performance Bonus has not yet been declared when the Termination Date occurs, and (C) any accrued but unused vacation, reimbursement for any expense reimbursable under this Agreement, and any vested benefits (including vested rights in Company equity, subject to the terms of the Option Agreement), payable to Executive hereunder accrued through the Termination Date. In addition, subject to Section 4.7 below, Company shall, subject to 7.14, be obligated to pay Executive (or provide Executive with), as severance, an amount equal to three quarters (.75) times Executive’s Base Salary, payable in nine (9) equal monthly installments commencing on the Date of the Release (as defined in 4.7) becomes irrevocable (but subject to Section 7.24), such amount to be payable regardless of whether Executive obtains other employment and is compensated therefor (but only so long as Executive is not in violation of Section 5 hereof).”

3.    Effectuation. The amendments to the Employment Agreement contemplated by this Amendment shall be deemed effective immediately upon the execution of this Amendment by the Company and the Executive.

4.    Counterparts. This Amendment may be executed in one or more counterparts, each of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

/s/ Jennifer Schneider
Jennifer Schneider Date: 12/11/17

LIVONGO HEALTH, INC.

By:	/s/ Glen Tullman
Name: Glen Tullman Title: Chief Executive Officer Date: 12/11/17